Exhibit 99.1

For Immediate Release	Contact: Sara Kaczmarek Communications Manager Affinia Group Inc. (734) 827-5423

AFFINIA GROUP ANNOUNCES THIRD QUARTER RESULTS

ANN ARBOR, MICHIGAN, November 11, 2005 – Affinia Group Inc. today announced third quarter financial results for 2005. For the quarter ended September 30, 2005, revenue was $549 million, which represents an increase of three percent over the third quarter 2004 revenue of $533 million. This increase was primarily driven by new pricing put in place in the latter half of 2004 and the favorable impact of foreign currency translation. Net income from continuing operations was $8 million for the quarter ended September 30, 2005 compared to $16 million for the quarter ended September 30, 2004, which represents a 50% decrease. This decrease is primarily attributed to interest expense of $13 million for the quarter ended September 30, 2005 compared to $1 million for the quarter ended September 30, 2004 as a direct result of funding the acquisition of the company on November 30, 2004.

Tom Madden, Affinia's Chief Financial Officer, stated, "We are very thankful that all of our people made it safely through the devastation of hurricane Katrina. We are also proud of those in our company who have given of their time and generosity to help those affected. Sales and profit were in line with expectations for the quarter. We completed the sale of our Mexican locks and switches business, known as CUMSA, as we continue to focus on our core brake, filtration and chassis product lines. Working capital reduction remains a focus, with good results again this quarter, enabling us to reduce debt and strengthen our balance sheet."

As of September 30, 2005, Affinia had $53 million of cash. Total debt for the company as of September 30, 2005 was $633 million, with no borrowings outstanding under the company's receivables securitization program, reflecting a $74 million reduction in debt compared with year-end 2004. At September 30, 2005, Affinia was in compliance with all covenants in its senior credit agreement including the following financial covenants; a leverage ratio, cash interest expense ratio and maximum annual capital expenditures.

Giving pro forma effect to the company's divestiture of its Candados Universales de Mexico S.A de C.V. and Auto Parts Acquisition LLC operations (collectively "CUMSA"), Adjusted EBITDA was $39 million as compared to $53 million for the quarter ended September 30, 2004. This decrease was primarily driven by lower operating absorption due to stepped up inventory reductions and rising fuel costs.

There was also a one time expense reduction for worker's compensation cost in the quarter ended September 30, 2004. The following table reconciles net income to Adjusted EBITDA for the quarter ended September 30, 2005.

Net Income to Adjusted EBITDA Reconciliation
Quarter Ended September 30, 2005
($Millions)

Net Income	8
Interest Expense	13
Depreciation & Amortization	10
Income Tax Expense	6
EBITDA[1]	37
Non-recurring Restructuring Charges	2
Adjusted EBITDA[1]	39

1 EBITDA and Adjusted EBITDA are not recognized terms under GAAP, however Adjusted EBITDA is used in the calculation of certain financial covenants under the company's credit agreement. Therefore, it is appropriate to present EBITDA and Adjusted EBITDA to the company's creditors and investors.

Affinia Group Inc. has scheduled a conference call for November 14, 2005 at 11:00 am EST to discuss its third quarter financial results. Reference materials pertaining to the conference call will be posted to Affinia's website prior to the call.

To participate in the conference call, please dial (800) 374-0201 within the United States and Canada or (706) 643-3711 for international callers. Please reference conference ID # 2424511

A replay of the call will be available for one week following the conference call, beginning approximately one hour after the live broadcast ends. To access the replay, please dial (800) 642-1687 within the United States or (706) 645-9291 for international callers. You will need to reference conference ID # 2424511.

Affinia Group Inc. is a global supplier of top quality automotive components for under hood and under vehicle applications. In North America, the Affinia family of brands includes WIX Filters, Raybestos and Aimco brake products, and McQuay-Norris and Spicer chassis parts. South American and European brands include Nakata, Urba and Quinton Hazell. Affinia has operations in 17 countries and over 13,000 people dedicated to keeping the world's wheels turning. For more information, visit http://www.affiniagroup.com.

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